AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 12th day of August, 2008, between Forward Industries, Inc., a New York corporation having its principal offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064 (the “Company”), and Douglas W. Sabra, residing at 7441 Brunswick Circle, Boynton Beach FL 33437 (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive has been rendering services to the Company pursuant to an employment agreement between him and the Company dated as of December 27, 2005, effective as of October 1, 2005, and amended as of January 2, 2008 (the “Prior Agreement”);

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement in order to reflect their current agreements as to the terms of employment, with effect from the date of execution of this Agreement (“Effective Date”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties agree as follows:

1.         PRIOR AGREEMENT

The parties hereto hereby agree that (a) the terms of this Amended and Restated Agreement shall govern the terms of employment of Executive by the Company, and (b) the Company has no obligations to Executive under the Prior Agreement that have not been discharged except in respect of accrued and unpaid salary to the date of execution hereof, unused personal days and vacation time accrued in respect of the fiscal year ended September 30, 2008, and pension, medical benefits, and other benefits granted to all employees generally as such benefits have accrued on behalf of Executive consistent with the terms of the Prior Agreement and as continued pursuant to this Agreement.

2.         EMPLOYMENT TERM

Unless earlier terminated in accordance with the terms of this Agreement, the term of employment hereunder (the “Term”) shall commence on the Effective Date and expire on December 31 , 2009.  Upon expiration of the Term, this Agreement shall be automatically renewed for successive terms of one year each; provided, however, that if either party provides written notice to the other party of its or his determination not to so renew not later than 90 (ninety) days prior to the expiration of the Term, or any renewal thereof, as the case may be, this Agreement and Executive’s employment shall terminate at the end of the Term or such renewal term, as the case may be.  In the event that the Company is the party giving notice of non-renewal, this shall be treated as a termination without Cause and governed by the terms of Section 6 or Section 8, as the case may be.

3          EMPLOYMENT DUTIES AND SERVICES

(a)        On the terms and conditions herein set forth, the Company hereby employs Executive as its President (chief executive officer) for the term of this Agreement and any renewal(s) thereof, and Executive hereby accepts such employment.  Executive shall perform such duties and responsibilities of a chief executive nature for the Company as shall be consistent with the provisions of the Company’s By-laws in effect from time to time and as are customary for a chief executive officer of corporations of similar size and business as the Company, subject to the direction of the Company’s Board of Directors (the “Board”).  Subject to election thereto by the shareholders of the Company at the annual or other meeting from time to time, for so long as he serves as President Executive shall serve as a member of the Board, for which he shall not be entitled to additional compensation.  Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business time and attention to the business and affairs of the Company, subject to reasonable absences for vacation and illness as determined by the Compensation Committee of the Board (the “Compensation Committee”).  Executive will not engage, directly or indirectly, in any other business or occupation during the Term.

(b)        Nothing in this Agreement shall preclude the Executive from (i) engaging in personal investment activities for himself and his family, (ii) accepting directorships unrelated to the Company, subject to the prior, written approval of the Compensation Committee, (iii) engaging in charitable and civic activities, and (iv) engaging in such other limited activities on behalf of family interests as have been or may be approved by the Nominating and Governance Committee of the Board, so long as any one or more such outside interests set forth in clauses (i), (ii), (iii), and (iv) hereof do not interfere with or affect the performance of his duties or responsibilities hereunder.

(c)        Unless otherwise agreed in writing by the Company and Executive, the performance of Executive’s services during the term of this Agreement shall be rendered at the principal executive offices of the Company, subject to such travel in furtherance of Executive’s performance of his duties hereunder as the business of the Company may require.

4.         COMPENSATION AND EXPENSE REIMBURSEMENT

(a)        Salary.  Executive shall be entitled to receive for all services rendered by Executive in any and all capacities in connection with his employment hereunder a salary (as it may be adjusted, “Salary”) of $250,000 per annum, payable in equal installments in accordance with the prevailing practices of the Company (but not less frequently than monthly).

(b)        Bonus; Calculation and Payment.  The Executive shall be eligible to receive a bonus (“Bonus”) with respect to each full fiscal year or part thereof (except to the extent expressly provided in Section 4(b), 5, 6, or 7(b) hereof) in respect of his employment hereunder, as set forth in this Section 4.  The amount of Bonus, if any, that Executive may earn in any fiscal year during the Term hereof pursuant to this Section 4(b) shall be based on the extent to which, if any, the Company achieves all or a percentage of, or exceeds, Target (as defined below) in each such fiscal year, in accordance with guidelines, or a formula, for earning such bonus as fixed by the Compensation Committee in its sole discretion not later than the date referred to in the next paragraph.

“Target” means, with respect to any fiscal year, the amount of pre-tax income or other measure of operating results of the Company as determined by the Compensation Committee of the Board in its sole discretion, projected for achievement, in whole or in part, in such fiscal year by the Compensation Committee for the purpose of establishing Executive’s right to receive Bonus compensation in respect of such fiscal year.  The Compensation Committee shall determine the Target, together with the formulas for earning Bonus hereunder, after the Board has adopted the Annual Budget in respect of each fiscal year during the Term hereof but not later than the 75th day of each such fiscal year.  The Compensation Committee may determine that the amount of Bonus for such purposes may be pro rated based on Target being achieved, exceeded, or missed.

Bonus compensation, if any, payable pursuant to Section 4(b) shall be payable to Executive not earlier than the date on which the Company’s audited financial statements relating to the fiscal year in respect of which such Bonus compensation is payable are first filed with the Securities and Exchange Commission (the “Commission’) pursuant to Section 13 or 15(d) under the Securities Exchange Act of 1934 (“Exchange Act”) nor later than the tenth (10th) business day after such date.  If Executive is otherwise entitled to payment of a Bonus pursuant to this Section 4(b) and the terms of this Agreement but has not served as an employee for the full fiscal year in respect of which such Bonus is payable, Executive, or his estate, shall be entitled to payment, at the time specified in the next preceding sentence, of a ratable portion of such Bonus to which he or his estate is entitled, based on the ratio that the actual number of days in such fiscal year during which he served as an Employee pursuant to this Agreement and is so entitled bears to 365; provided, however, that no Bonus (pro-rated or otherwise) shall be payable in respect of a fiscal year during which Executive is employed hereunder solely for the first fiscal quarter thereof because of expiration of the Term, or any renewal thereof as a result of notice of non-renewal furnished pursuant to Section 2; and provided, further, that if Executive’s employment was terminated as a result of notice pursuant to Section 5, Termination for Cause, he shall not be entitled to any Bonus compensation in respect of the fiscal year during which such notice of termination was given or during which such termination becomes effective.

(c)        Expenses.  Executive will be reimbursed for all reasonable and necessary expenses incurred by Executive in carrying out the duties contemplated under this Agreement, in accordance with Company practices and procedures in effect from time to time, as such practices may be changed from time to time by the Board.  Executive shall be entitled to a monthly allowance, subject to the approval and discretion of the Compensation Committee, to defray the expense of the lease of an automobile (including monthly lease cost, maintenance, insurance, and operating expense) for Executive’s use in connection with the discharge of his duties under this Agreement, the amount of which allowance shall be includible in Executive’s W-2 statements and be subject to applicable income tax withholding regulations..

 (d)       Benefits.  Executive shall be entitled to participate in all group health and other insurance programs and all other fringe benefit (including vacation) and retirement plans (including any 401(k) plan) or other compensatory plans that the Company may hereafter elect to make available to its executives generally on terms no less favorable than those provided to other executives generally, provided Executive meets the qualifications therefor.  The Company shall not be required to establish any such program or plan, except to the extent expressly set forth in this Section 4.

(e)        Withholding.  All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

(f)         IRC§409A.      Executive and the Company agree that the provisions of this Agreement shall be construed and implemented, and any deferrals and elections shall be made, in order to comply with Internal Revenue Code Section 409A, as it may be amended, and the rules and regulations issued thereunder from time to time.

5.         TERMINATION BY THE COMPANY FOR CAUSE

(a)        The Board of Directors may, by written notice given at any time during the Term, or any renewal thereof, terminate the employment of Executive for cause, the cause to be specified in reasonable detail in such notice.  For purposes of this Agreement, “cause” shall mean Executive’s:

            (i) willful misconduct in connection with the performance of any of his duties or services hereunder, including without limitation (1) misappropriation or improper diversion of funds, rights or property of the Company or any subsidiary of the Company (“Subsidiary” ), or (2) securing or attempting to secure personally (including for the benefit of any family member, or person sharing the same household, or any entity (corporate, partnership, unincorporated association, proprietorship, limited liability company, trust, or otherwise) in which Executive has any economic or beneficial interest) any profit or benefit in connection with any transaction entered into on behalf of the Company or any Subsidiary unless the transaction benefiting the entity has been approved by the Board upon the basis of full disclosure of such benefit, or (3) material breach of any covenant contained in this Agreement or (4) any other action in violation of Executive’ s fiduciary duty owed to the Company or  Executive’ s acting in a manner adverse to the interests of the Company and for his own pecuniary benefit or that of a family member (or member of his household) or any entity (as described in clause (i)(2) of Section 5(a) above) in which he or any such person has an economic or beneficial interest; or (5) Executive’ s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’ s business practices, whether internal or external;

            (ii) willful failure, neglect or refusal to perform his duties or services under this Agreement, which failure, neglect or refusal shall continue for a period of 30 days after written notice thereof shall have been given to the Executive by or on behalf of the Board ; and/or

            (iii) conviction of, or nolo contendere or guilty plea in connection with, a felony.

(b)        Termination for cause under clause (i) or (iii) of paragraph (a) of this Section 5 shall be effective immediately upon the giving of such notice; if notice of termination for cause relates to clause (ii) of paragraph (a) of this Section 5, termination shall be effective on the thirtieth (30th) day after the notice referred to in the first sentence of this Section 5 is given to Executive, unless the Executive shall have, prior to such thirtieth (30th) day, cured the alleged cause to the satisfaction of the Board, in which case the Board shall so notify Executive and such cause shall be deemed to no longer exist; provided, however, that if the Board concludes that Executive’s willful failure, neglect, or refusal to perform has resulted in material damage to the Company or its reputation that is not capable of being remedied, termination shall be effective immediately upon giving of notice.

For purposes of this Agreement, an act or failure to act on the Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of the Executive.

(c)        Upon termination of employment by the Company for Cause, the Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i) any earned and unpaid Salary accrued through the date of termination for Cause, payable in a lump sum not later than 15 days following Executive’s termination of employment;

(ii) compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 5;

(iii) except for any Bonus compensation (for which Executive shall not be eligible), any unpaid benefits accrued through the day immediately prior to the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(iv) any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination in accordance with the terms of such plans and any applicable plan agreements with Executive, provided, however, that any vested but unexercised stock options may not be exercised on or after the effective date of termination.

(d)        Termination of Executive’s employment under this Section 5 shall be in addition to and not exclusive of any other rights and remedies that the Company has or may have relating to Executive with respect to the facts and circumstances pertaining to such termination.

6.         TERMINATION BY EXECUTIVE FOR GOOD REASON OR TERMINATION WITHOUT CAUSE PRIOR TO CHANGE IN CONTROL

(a)        In the event Executive terminates his employment under this Agreement for Good Reason (as hereinafter defined), or in the event Executive’s employment is terminated without Cause (which termination shall be effective as of the date specified by the Company in written notice delivered to Executive not fewer than 15 days prior to the date of termination) other than due to death or Disability (as hereinafter defined), in either case prior to a Change in Control (as hereinafter defined), the Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i) any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following Executive’s termination of employment;

(ii) Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or, in the event a reduction in Salary is a basis for termination for Good Reason, then the Salary in effect immediately prior to such reduction), for a period of (A) in case of executive’s termination for Good Reason, six months following such termination, or (B) in case of termination by the Company without cause, the greater of (x) six months or (y) the balance of the Term (or renewal thereof, as the case may be) remaining after the date of termination set forth in such notice, in either case payable in a lump sum not later than 15 days following termination of employment;

(iii) compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 6;

(iv) except in the case of the Company giving notice of non-renewal at the end of the Term (or any renewal thereof), the ratable amount of Bonus, if any, to which Executive would otherwise have been entitled in the current fiscal year but for termination under this Section, payable at the time specified in Section 4(b);

(v) any unpaid benefits accrued through the day immediately prior to the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(vi) any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination, which may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan agreements with Executive.

(b)        Termination by the Executive for Good Reason shall be effected by his giving prior written notice to the Company, in which case this Agreement shall terminate on the date specified in such notice; provided, however, that such notice shall specify (i) in reasonable detail the circumstances or event asserted as the basis for termination for Good Reason and (ii) a date of termination that shall be at least thirty (30) days after the date of delivery of such notice; and provided, further, that the Company shall have the right during such thirty (30) day period to remedy the circumstances or event giving rise to the notice of termination for Good Reason prior to the date specified in such notice, in which case no right of termination or other right shall exist under this Section.  .

For purposes of this Agreement, subject to Section 8(D), the term “Good Reason” shall mean:

(i) the assignment to Executive without his written consent of any duties inconsistent in any material respect with Executive’s chief executive position (including employment status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement or any other action by the Company that results in a material diminishment in such positions, authority, duties, or responsibilities, other than such assignment or other action that is remedied by the Company prior to the date of termination specified in the written notice from Executive:

(ii) a decrease in annual Salary rate;

(iii) any failure by the Company to perform any material obligation under, or its breach of a material provision of, this Agreement that is not cured within the 30-day notice period referred to above; or

(iv) failure of a Successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have had there been no Successor.

7.         TERMINATION FOR  DEATH OR DISABILITY

(a)        Executive’s employment shall terminate immediately upon his death or Disability (as hereinafter defined).  Upon such termination, the Executive, his estate, or his beneficiaries, as the case may be, shall be entitled to receive, and their sole remedies under this Agreement shall be:

(i) subject to Section 8(b), any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following Executive’s termination of employment;

(ii) subject to Section 8(b), compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 7;

(iii) subject to Section 8(b), the ratable amount of Bonus, if any, to which Executive would otherwise have been entitled in the current fiscal year to the date of termination under this Section, payable at the time specified in Section 4(b);

(iv) any unpaid benefits accrued through the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(v) any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination, which may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan agreements with Executive.

(b)        For purposes of this Agreement, the term “Disability” shall mean any disability, illness, or other incapacity that prevents Executive from performing services as contemplated by Section 3, for 120 or more consecutive days or for 180 days in any consecutive 12-month period.  In such event, the Company shall have the right to terminate this Agreement upon 10 days’ prior written notice to Executive. During the period of any such disability, illness, or incapacity, (i) the obligation of the Company to pay Salary to Executive pursuant to Section 4 shall be reduced to the extent of any amount received by Executive pursuant to any disability insurance policy maintained and paid for by the Company, and (ii) no bonus compensation shall accrue or be earned, or count toward proration.  Termination under this Section shall not prejudice any rights of Executive under disability policies being maintained by the Company for Executive under the terms of this Agreement, if any.

8.         TERMINATION UPON CHANGE OF CONTROL

(a)        In the event Executive terminates his employment under this Agreement for Good Reason, or in the event Executive’s employment is terminated without Cause (which termination shall be effective as of the date specified by the Company in written notice to Executive) other than due to death or disability, in either case within 12 months after a Change in Control (as hereinafter defined), the Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i) any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following Executive’s termination of employment;

(ii) Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or, in the event a reduction in Salary after a Change in Control is a basis for termination for Good Reason, then the Salary in effect immediately prior to such reduction), for a period of 12 months following such termination, payable in a lump sum not later than 15 days following termination of employment;

(iii) compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 8;

(iv) except in the case of the Company giving notice of non-renewal at the end of the Term (or any renewal thereof), the ratable amount of Bonus, if any, to which Executive would otherwise have been entitled in the current fiscal year but for termination under this Section, payable at the time specified in Section 4(b);

(v) any unpaid benefits accrued through the day immediately prior to the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(vi) immediate vesting and elimination of all restrictions on any restricted share grants or deferred stock awards outstanding on the date of termination of employment; and

(vii) immediate vesting of all outstanding stock options on the date of termination of employment and the right to exercise such stock options as provided in any stock option award agreement to which Executive is a party.

(b)        A “Change of Control” shall be deemed to have occurred if:

(i)  Any Person (as hereinafter defined, other than the Company, any employee benefit plan of the Company, or any company owned directly or indirectly by the shareholders of the Company immediately prior to such occurrence) becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of securities of the Company or any Subsidiary (as hereinafter defined) representing 50% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(ii)        during any period of two consecutive years or shorter period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this paragraph (b)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate, or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii)       the Company enters into any consolidation, merger, or other business combination with or into any other corporation or other entity or person, or any other corporate reorganization, whereby the shareholders of the Company immediately prior to such consolidation, merger, business combination, or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger, business combination, or reorganization;

(iv)       the consummation of a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company immediately prior to such sale or disposition), in which case the Board shall determine the effective date of the Change in Control resulting from such transaction; or

(v)        the occurrence of any other event that the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

For purposes of this definition, the term:

(A)  “Beneficial Owner” shall have the meaning ascribed thereto in Rule 13d-3 under the Exchange Act (as such term or rule may be amended from time to time), except that a Person shall be deemed to be the Beneficial Owner of all shares that such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise or conversion of rights, warrants, or options, or otherwise, without regard to the sixty day period referred to in Rule 13d-3);

(B)       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto;

(C)       “Person” has the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 14(d) thereof; and

(D)       “Good Reason” as used in Section 8 (1) shall include, in addition to the circumstances specified in Section 6 of this Agreement, a removal of the Executive from, or any failure to elect or re-elect or, as the case may be, nominate the Executive as a member of the Board and (2) shall not exist as a reason for Executive to terminate his employment after a Change of Control notwithstanding anything to the contrary in Section 6 where the Change of Control arises in connection with the circumstances described in clause (b)(iii) of this Section 8 and Executive’s employment by the entity surviving such consolidation, merger, combination, or reorganization qualifies him as not lower than the third ranking executive of such entity in terms of executive authority and salary and other measures of compensation..

9.         OBLIGATIONS UPON TERMINATION, ETC.

(a)        Upon the termination of employment, all provisions of this Agreement shall terminate except for this Section 9, Sections 10, 11 and 12, the terms of which shall survive such termination, and the Company shall have no further obligation to Executive hereunder, except as herein expressly provided.  The Company shall comply with the terms of settlement of all deferred compensation arrangements to which Executive is a party in accordance with his duly executed deferral election forms.

(b)        In the event of a termination of employment by Executive on his own initiative during the Term or any renewal thereof by delivery of written notice of such resignation ten business days in advance, other than due to Disability or termination for Good Reason, Executive shall have the same entitlements as provided in Section 5, Termination by the Company for Cause.  Notwithstanding the foregoing, Executive shall have no right to terminate during the Term except in the event of termination for Good Reason, and any voluntary termination of employment shall be considered a material breach.

(c)        In the event of a termination of employment, payment made and performance by the Company in accordance with the provisions of Section 5, 6, 7, 8, or 9, as the case may be, shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, shareholders, successors, assigns, agents, and representatives (all of the foregoing collectively, the “releasees”) from any further obligation or liability with respect to Executive’s rights under this Agreement.  Other than payment and performance as aforesaid, none of the releasees shall have any further obligation or liability to Executive or any other person under this Agreement arising out of termination of Executive’s employment under this Agreement.  The Company shall have the right to condition the payment of any severance or other amounts pursuant to Section 5, 6, 7, 8, or 9 upon delivery by Executive to the Company of a release in form and substance satisfactory to the Company releasing any and all claims the Executive, his estate, representatives, and assigns may have against the Company and any other releasee arising out of this Agreement.

10.       COVENANTS

Executive agrees that during the Term, any renewal thereof, and for one full year after expiration or termination of the Term or any renewal thereof (except in the case of clause (a), as to which Executive’s covenant shall not be limited in time), he shall not, without the express prior written consent of the Company, directly or indirectly, either individually or as an employee, officer, director, agent, partner, shareholder, consultant, option holder, joint venturer, contractor, nominee, lender of money, guarantor, investor, owner,  or in any other capacity:

(a)        except as required in the course of performing his duties as an Executive hereunder, disclose, copy, divulge, furnish, distribute or make available in any medium whatsoever to any firm, company, corporation, organization, or other entity or person (including but not limited to actual or potential customers or competitors or government officials), or otherwise misappropriate trade secrets, intellectual property, or other confidential or non-public information of or concerning the Company, its Subsidiaries or affiliates or the business of any of the foregoing, including without limitation, customer lists, product designs and product know-how, launch information or plans pertaining to Company or customer products, arrangements for supplying customers, methods of operation and organization, sources of supply and arrangements with vendors, product development, business plans and strategies; provided, however, Executive may make disclosures as and to the extent required by applicable law or compelled upon court or administrative order, provided, further, however, that in the event that Executive is so required or compelled, he shall notify the Company not fewer than ten (10) business days in advance of such disclosure in order to afford it the reasonable opportunity to obtain a protective order or other remedy to limit the scope of such disclosure (it being understood and agreed that, if such disclosure is required by applicable law, Executive shall upon the Company’s request furnish the source and precedents with respect to such requirement).  For purposes of this Section 10, information shall not be deemed confidential if it is within the public domain or becomes publicly known other than through disclosure by Executive in violation of this provision; (ii)

(b)        own (or have any financial interest in, actual, contingent or otherwise), control, manage, operate, participate, engage in, invest in or otherwise have any interest in, or otherwise be connected with, in any manner, any firm, company, corporation, organization, business, enterprise, venture or other entity, association or person that is engaged in the business actually engaged in by the Company during the Term or any renewal thereof, including without limitation the Company Business (as hereinafter defined) ; or

(c) solicit, employ or retain or arrange, encourage, facilitate or assist to have any other firm, company, corporation, organization, business, enterprise, venture or other entity, association or person solicit, employ, retain, or otherwise participate in the employment or retention of, any person who is then, or who has been, within the preceding six (6) months, an employee, consultant, sales representative, technician or engineer of the Company, its subsidiaries or affiliates.

(d)  own (or have any financial interest in, actual, contingent, future, or otherwise), control, manage, operate, participate, engage in, invest in or otherwise have any interest in or through, or otherwise be connected with, in any manner, any firm, company, corporation, organization, associate, business, enterprise, venture or other entity, association or person that does or proposes to do any one or more of the following as it relates to of the Company Business (as hereinafter defined): (a)(i) engage in, do, or solicit business with, or (ii) interfere with or affect the Company’s business opportunities with, any of the customers with whom the Company has done business with during the most recent two calendar years or (b)(i)  engage in, do, or solicit business with, or (ii) interfere with or affect the Company’s business opportunities with,  any of the vendors with whom the Company has done business with during the most recent two calendar years.  The term “Company Business” shall mean the business of designing, manufacturing, procuring the supply or manufacture of, sourcing, selling, re-selling, and/or distributing of carrying or portable cases or cover plates and related carry case accessories supplied to the cellular telephone, portable medical equipment, laptop computer, photography, video or audio industries. Nothing in this Section 10 shall be deemed to prohibit Executive from the acquisition or holding of, solely as a passive stockholder, not more than one percent (1%) of the shares or other securities of a publicly-owned corporation if such securities are traded on a national securities exchange or the NASDAQ Stock Market.

(e) Upon the expiration or termination of this Agreement for any reason, Executive shall promptly deliver to the Company all documents, papers and records in his possession relating to the business or affairs of the Company and that he obtained or received in his capacity as an officer of the Company and any other Company property or equipment in his possession or control.

(f)         In the event Executive shall violate or be in violation of any provision of this Section 10 (which provisions Executive hereby acknowledges are reasonable and equitable), in addition to the Company’s right to exercise any and all remedies, legal and equitable, which it may have under applicable laws, Executive shall not be entitled to any, and hereby waives any and all rights to, each and every, termination payment under this Agreement.

11.       SEPARABILITY

Executive agrees that the provisions of Section 10 hereof constitute independent and separable covenants, for which Executive is receiving consideration, which shall survive the termination of employment, and which shall be enforceable by the Company notwithstanding any rights or remedies the Company may have under any other provision hereof.

12.       SPECIFIC PERFORMANCE

Executive acknowledges that:

(a)        the services to be rendered and covenants to be performed under this Agreement are of a special and unique character and that the Company would be irreparably harmed if such services were lost to it or if Executive breached its obligations and covenants hereunder;

(b)        the Company is relying on the Executive’s performance of the covenants contained herein, including, without limitation, those contained in Section 10 above, as a material inducement for its entering into this Agreement;

(c)        the Company may be damaged if the provisions hereof are not specifically enforced; and

(d)        the award of monetary damages may not adequately protect the Company in the event of a breach hereof by Executive.

By virtue thereof, Executive agrees and consents that if Executive breaches any of the provisions of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or under applicable laws, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining Executive from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance.  Such remedies shall not be exclusive and shall be in addition to any other remedy that the Company may have.

13.       MISCELLANEOUS

(a)        Entire Agreement; Amendment.  This Agreement constitutes the entire employment agreement between the parties and may not be modified, amended or terminated (other than pursuant to the terms hereof) except by a written instrument executed by the parties hereto.  All other agreements, written or oral, between the parties pertaining to the employment or remuneration of Executive not specifically contemplated hereby or incorporated or merged herein are hereby terminated and shall be of no further force or effect.

(b)        Assignment; Successors.  This Agreement is not assignable by Executive without the prior written consent of the Company and any purported assignment by Executive of Executive’s rights and/or obligations under this Agreement shall be null and void.  Except as provided below, this Agreement may be assigned by the Company at any time, upon delivery of written notice to Executive, to any successor to the business of the Company, or to any Subsidiary or affiliate of the Company.  In the event that another corporation or other business entity becomes a Successor of the Company, then this Agreement may not be assigned to such Successor unless the Successor shall, by an agreement in form and substance reasonably satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if there had been no Successor. The term “Successor” as used herein shall mean any corporation or other business entity that succeeds to substantially all of the assets or conducts the business of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(c)        Waivers, etc.  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

(d)        Provisions Overly Broad.  In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited.  Subject to the foregoing sentence, in the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

(e)        Notices.  Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by certified mail, postage prepaid, return receipt requested, documented overnight courier, or by facsimile transmission, on the date mailed or transmitted.

(i)         If to Executive to:

Douglas W. Sabra at his address

set forth in the preamble to this Agreement

(ii)        If to the Company to:

the address set forth in the

preamble to this Agreement

Attention: Chairman of the Compensation Committee

with a copy to:

Steven Malsin, Esq.

237 Upper Shad Road

Pound Ridge, NY 10576

Telecopy:  (914) 764-1940

(f)         Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in New York without regard to conflict of law principles thereof.

(g)        Survival.  All obligations of the Company to Executive and Executive to the Company shall terminate upon the termination of this Agreement, except as expressly provided herein.  The provisions of Sections 10, 11 and 12 shall survive termination of this Agreement.

(h)        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(i)         Approval.  This Agreement is subject to prior review and approval of the Compensation Committee of the Company’s Board of Directors.

(j)         Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 12th day of August 2008, intending it to be effective on and as of the Effective Date.

DOUGLAS W. SABRA	FORWARD INDUSTRIES, INC.

/s/ Douglas W. Sabra	By: /s/ James O. McKenna
Title: Chief Financial Officer